Exhibit 99.1

Voices of Change

How U.S. Premium Beef rewrote the beef marketing narrative.

Necessity is the mother of invention, so the saying goes.

When the need for change rises so high, eclipsing fear and doubt, it prompts new thinking and leads to uncharted territory.

The origin story of U.S. Premium Beef (USPB) reveals this clearly. The beef cattle business of the ’80s and ’90s was completely different than where it stands today. At best, product quality was average; consumer demand waned; and the supply chain struggled with commodity prices and inconsistent market access.

Because of that landscape, the entire industry stood watch when USPB delivered its first load of cattle for processing on December 1, 1997. Many hoped the tide would change.

In the years to come, USPB’s value-based grid marketing unlocked millions of dollars in producer premiums, carcass data expedited genetic progress and market access kept operations in business for the long haul.

But like all things, it did not come easy or overnight.

USPB was built on individual stories of cattle producers, feeders, managers and financial experts — all willing to take a chance to reclaim their hand in the beef market.

Now, 25 years later, former and current board members recount this history.

Coming together

Thinking back on the summer of 1995 still makes Terry Nelson sweat.

His family’s business, Nelson Ag Companies, is located near Long Island, Kansas, along the Nebraska border.

They would often ship loads of backgrounded cattle some 150 miles south to Scott County, Kansas. The area’s feeding industry boomed in the 1970s and remains one of the largest in Kansas.

1

By the mid-’90s, however, feeders were growing frustrated by the minute. Nelson recalls that in June 1995, he had seven pens of fat cattle sitting in the feedyard. They went three weeks without a single bid.

After giving up and shipping some of them to Nebraska, the cattle brought $1.50 more per hundredweight than what they were going for in Kansas. And this was not an isolated case.

“All of the feedyards were pretty upset with how the packers were playing the game,” Nelson says. “We knew what we were doing was not going to work in the future.”

United in their common frustration, a group of feedyard managers and ranchers started meeting at different feedyards around Scott City, Kansas. Late into the night, they weighed ideas like establishing a closed cooperative, purchasing a packing plant or even building one themselves. Whatever it took to improve the situation.

“Fear and desperation are powerful motivators,” Nelson says. “Our backs were really against the wall and we needed to change that dynamic.”

After a time, people began to open their checkbooks. Feeders offered $1 per head to help put ideas in motion. With this funding in hand, Nelson and others on an exploratory task force started laying the groundwork for what was to come.

Pressure mounts

To the south, 35-year-old Mark Gardiner faced a similarly bleak situation.

For more than a century, the Gardiner family made a living caring for cattle and the land near Ashland, Kansas. His father, Henry, was an industry trailblazer, advancing Angus genetics by taking data and information to the next level.

As a teenager, Gardiner remembers going with his dad into packing plants to record carcass data. At that point in time, if you wanted to know how cattle performed on the rail, you had to gather it yourself.

Even though the market was not rewarding end-product merit at the time, it was an investment toward improving their genetic base, offering that to their customers and, ultimately, consumers at the meat case. So the Gardiners continued going into plants, collecting data, and hoping on a prayer it would be rewarded someday.

As a young man getting his footing, Gardiner quickly became frustrated by the way their cattle were priced coming out of the feedyard. Often, they were grouped and sold with lower value animals. The same price for all.

“Through the ’80s and early ’90s, there were no incentives,” Mark says. “So I started to become very fired up about our cattle being average price.”

Even worse, research studies revealed an entire industry in peril.

The National Beef Quality Audit, released in 1991 and 1995, reported one in every four steaks was considered bad, animal handling practices were less than ideal and consumer demand was on a downward trajectory.

Beef industry legend Harlan Ritchie of Michigan State University authored a paper titled Five Years to Meltdown, suggesting the rate at which beef was losing market share, it would not be a relevant protein in five years.

With no market incentives to improve and consumer interest on the decline, something had to change. Like so many others, Mark felt the pressure personally.

“At that time, we had two-year-old twin boys and a family business to protect,” he says. “I was scared; we were all scared. And we were losing market share.”

2

An idea in motion

Meanwhile, Nelson and the initial task force gained momentum.

He and many others spent hours on the road attending weekly meetings to rally support to form a marketing cooperative.

In November 1995, one such meeting in Hays, Kansas, attracted more than 20 cow-calf producers with an interest in owning cattle all the way through value-added processing.

As conversations grew, the network expanded and captured the attention of ranchers, feeders and business managers across the state and nation. Among them was Steve Hunt, a banking expert. with extensive experience with cooperative lending.

Hunt was quick to call on Kansas State University fraternity brothers, including Mark Gardiner, to weigh in on the concept. The two met over lunch in Medicine Lodge, Kansas, and shared ideas and hopes for what the company could become.

By early 1996, commitment to the cause was strong. More than 150 producers, representing 80,000 head of cattle, and a group of cattle feeders with more than 250,000 head, made a commitment to finance and develop a business plan.

In July 1996, USPB officially launched.

An office was set up in Manhattan, Kansas, and the first full-time employees were hired. Steve Hunt was selected as chief executive officer, and a consulting attorney was hired shortly thereafter.

With a new USPB board of directors, of which Nelson chaired and Gardiner was a member, the objective moved to vetting out potential processing partners and recruiting members into the closed beef cooperative.

“By managing a ‘conception to consumption’ beef system, we believe we can make strides towards regaining lost market share to competing meats,” Hunt wrote in a news release dated August 12, 1996. “With the right arrangement in the beef processing sector, we can provide more incentive for producers to deliver consistent, high-quality beef."

The months that followed have been remembered as the “Blue Sky Tour,” where USPB advocates sought producer members and worked toward securing a processing partnership.

They hosted producer meetings in small-town community halls and attended sessions in corporate board rooms with packer executives, hoping to simultaneously build supply and secure a market.

For some, the concept was met with enthusiasm. For others, it was not.

“It was pretty brutal at times,” Gardiner says. “We had a lot of disagreements and challenges. But at the end of the day, we were all in it together. We had to figure it out. Failure was not an option.”

Betting on the future

A listening ear in the early days was Wayne Carpenter, a cattle feeder from Brewster, Kansas. He says he kept an open mind when he first heard of the USPB concept during a meeting in Hays. But he wasn’t ready to go all in until he knew how the processing partnership would turn out.

Hours of hard work, conversation and planning culminated in July 1997.

USPB announced it signed a letter of intent to purchase up to 50% of Farmland National Beef Packing Company (FNB) — the nation’s fourth largest beef processing company and an international leader in the value-added arena.

3

“Right then, I knew we had a market,” Carpenter says. “That’s when I decided I was going to go for it.”

He met with his banker to secure the needed $55 per head investment for the right to market cattle through USPB. Deeming the loan too risky, the bank turned him down.

But Carpenter was desperate and wouldn’t let that be the end of the story.

“Market access was my biggest issue,” he says. “I just couldn’t get cattle sold when they needed to be, and I was ready to quit.”

Carpenter sought out a banker who clearly understood the risks and rewards of cattle feeding. He found a trusted advisor in Duane Ramsey, of Security State Bank, in Scott City.

Ramsey started his banking career there in 1962. The community’s first commercial feedyard was built two years later, and the industry continued to grow from there.

He was seated in the crowd during the early days of exploration by the Scott County group.

“I could see this real need,” Ramsey says. “As many feedlots as we had, I was quite familiar with the concept of U.S. Premium Beef. So it was easy to talk me into financing them, because I understood the value.”

Security State Bank loaned Carpenter the money, and the rest is history. Today, Carpenter Cattle Co. markets nearly 95% of their fed cattle through USPB.

“It’s the best business decision I’ve ever made,” Carpenter says. “I don’t think I’d be in the business right now if it wasn’t for U.S. Premium Beef.”

He wasn’t alone in this sentiment. Cow-calf producers, feedyard managers and others were willing to put it all on the line to see USPB to fruition.

In many cases, life savings and business accounts were emptied to invest in purchasing USPB delivery rights.

Families wrote checks and lifted silent prayers that the plan called “U.S. Premium Beef” would deliver as the founders envisioned.

Major milestones

At the end of the campaign, USPB raised nearly $35 million in producer equity. And after that, progress moved quickly.

In October 1997, USPB began its stock offering to raise the additional capital to finance its interest in FNB. The goal was reached by Thanksgiving.

One week later, USPB cattle arrived at plants in Dodge City and Liberal, Kansas, on December 1, 1997. That week, just under 10,000 head were purchased from producer-members on an individual basis based on the company’s progressive pricing grid.

Gardiner was at the table with FNB when the first grid was developed and many negotiations thereafter. Since higher-quality cattle made up the majority of the packer profit margins, both parties stood to benefit from reworking the system.

4

USPB’s main priorities included value-based pricing, access to individual carcass data and allowing producers to deliver cattle at the optimal endpoint.

“We’ve been negotiating for 25 years now. We have never stopped,” Gardiner says. “What we did that day was make all the other major processors respond, too. That had never been done before.”

Within the next year or so, most of the nation’s leading packers were offering grid marketing in some form. In that respect, USPB’s lasting ripple effects are far and wide.

“I truly believe it forced everybody to the table with the grid and getting paid quality premiums,” Carpenter says. “I think it’s done nothing but help our whole industry put a better-quality product in front of the consumer. That was a game changer.”

Lasting impact

Beyond the producer premiums paid by USPB, the idea to relay carcass information back on each animal completely transformed how ranchers and feeders went about their businesses.

For the first time in history, cattle were evaluated for actual end-product merit and producers received a benchmark from which to improve.

“That was revolutionary for U.S. Premium Beef to get carcass data back on each animal and share that information with the owners,” says Gardiner, who admits the early results were quite humbling.

FNB had been running around 45% Choice at the time, and USPB’s first cattle did not perform much better than average.

Gardiner recalls telling FNB, “If you give cattlemen a target, they will hit it.” And producers set about their work to breed and feed better cattle with the consumer in mind.

“You had to learn what would perform best with the grid,” Ramsey says. “That’s where the staff of U.S. Premium Beef helped with that educational process. How long you need to. feed, and the type of cattle that would perform better, and how genetics would be an important part of all this makeup.”

To date, more than 18 million head of cattle have been delivered and USPB producers have received carcass data on every lot. This has helped producers improve their cattle and their management to improve results.

Today, USPB cattle average above 86% Choice or better. Recent premiums have been record-high at over $70 per head so far this fiscal year. In total, more than $715 million in grid premiums have been paid to USPB producers since 1997. Combining grid premiums with patronage payments and cash distributions since the start, the total benefit to USPB members equals $2.6 billion.

Ownership in beef processing was a key strategy USPB’s founders envisioned for the company’s success. Having ownership and a cattle delivery agreement with National Beef has held this union together. National Beef has grown substantially since 1997, and USPB has grown with it.

Other attributes USPB’s founders foresaw — timely market access, value-based pricing on a grid, receiving and learning from carcass data — combined with a healthy dose of fear, were motivating factors behind creating USPB. However, 25 years of experience have proven none of this growth would have been possible without ownership in beef processing.

“U.S. Premium Beef is everything to our cattle operation,” Nelson says. “The U.S. Premium Beef model has absolutely changed the beef industry to where we are enjoying a fantastic product today.”

With beef demand at a 30-year high, there’s much reason to be optimistic about the future. It’s a picture of profitability that could not have been imagined only two decades ago. And it is the result of passionate people willing to stand up, speak out and rewrite the narrative.

“We get celebrated for our success, but we’ve only just begun,” Gardiner says. “So many individuals, families and the entire beef business is better today because of U.S. Premium Beef.”

5

Sidebar: Early Perspectives

“The potential to shake up the industry is real. If you want to see things change quickly, you put the premium at the grassroots level.”

— Dr. Don Good, former K-State Animal Science Department Head, September 1996

“This is the first real beef marketing innovation in my lifetime. If it flies, and I think it will, it will change the marketing system for cattle in the United States.”

— Mr. Raymond Adams, Maple Hill, Kansas, founding USPB Board member, September 1996

Sidebar: USPB Timeline — Early Days

1995

November — Cow-calf producers meet to discuss a potential concept.

December — Several feedlots representing more than 2 million head agree to pursue a business plan.

1996

February — Steering Committee is formed.

March — USPB name is created.

April — Producers host meetings to discuss strategic plan.

July — USPB officially forms. The process began in hopes of forming a partnership with an existing beef processor.

August-December — USPB producer meetings are hosted in several High Plains states. There is significant interest nationwide.

November — Nov. 21, 1996. Norton, Kansas, Daily Telegram runs the “Attention: Beef Producers” notice.

1997

July — USPB signs a letter of intent partner with Farmland Industries to purchase up to 50% of Farmland National Beef Packing Company (FNB).

October — USPB begins stock offerings to complete the purchase of an interest in FNB.

November — USPB officially purchases an interest in FNB.

December — First USPB cattle arrive at plants in Dodge City and Liberal, Kansas.

6

Third Quarter Reports

Grid Performance Summaries

Kansas Grid Performance

Grid performance for USPB cattle delivered to Kansas plants during the third quarter of fiscal year 2022 is summarized in Table 1.

During the second half of 2021, premiums in the boxed beef marketplace were strong for higher quality grades. During quarter three of 2022, those same premiums were similar or even higher.

The Choice/Select spread was the second highest and within $1 of the record high set a year ago. Premiums for Certified Angus Beef® (CAB) were the fourth highest. Prime premium was the third highest quarterly average used on the USPB grid in its nearly 25-year history. Quarterly average premiums used on the USPB grid are shown in Figure 1.

7

USPB carcass quality grading was similar to the previous quarter and a year ago. However, USDA’s reported industry average and the threshold on the grid were both down slightly as reflected in Figure 2. Driven by high premiums in the marketplace, quality grade premium per head, shown in Figure 3, was record high on the grid. This was an impressive $15.11 per head more than the previous record set during quarter four of last year. The demand for high quality beef is strong and rewards for marbling are very high.

8

USPB carcasses did increase in Yield Grade 4 & 5 percentage from the previous quarter, while the plant average threshold decreased. Figure 4 shows the Yield Grade 4 & 5 percentage for both USPB carcasses and plant average. This resulted in a discount for yield grade as shown in Figure 5.

9

Typically, in-weight, or placement weight, going on feed increases and days on feed decrease pretty significantly from quarter two to quarter three each year. This year, average in-weight in the third quarter was the lowest since 2011. As a result, days on feed remained high and the in-weight:days-on-feed index was the second highest in company history.

Likewise, apparent total gain was record high at 618 pounds. Live and carcass weights were down from a year ago and outweight discounts were similar. It’s likely the recent droughts have brought cattle into USPB feedlots at lighter weights. Expect this trend to continue.

Yield benefit per head increased to the highest value in two years. Steer premium was also strong and was similar to the record high seen a year ago.

Average total premium per head, shown in Figure 6, was record high at $96.14 per head more than if the cattle were sold on the average cash market in Kansas.

This was approximately $40 higher than the previous quarter and $11 more than a year ago which was the previous record. The top 25% averaged an impressive $160.60 per head and was record high during the third quarter.

So far during the fourth quarter, premiums used on the grid for high quality grades have increased even further. The prime premium has been over $50 per cwt each week. A new record was set for the week ending Oct. 15 at $54.94. Likewise, the CAB premium has consistently been above $10 per cwt and set a new record for the week ending Nov. 5 at $11.01.

10

As a result, a new record has also been set for total premium per head for a single lot of cattle at $496 per head on the USPB base grid! Investing in high-marbling seedstock genetics, sourcing higher quality feeder cattle and feeding longer are all ways to increase marbling and it’s really paying off, even with high feed costs.

USPB Grid Performance for Cattle Harvested in Kansas

Table 1	FY22, Q3 (this Qtr)	FY22, Q2 (last Qtr)	FY21, Q3 (year ago)	FY22, Q4 -to-date
USDA-KS cash $/cwt.	$138.92	$138.37	$121.60	$146.14
Choice/Pr. Threshold, %	67.63	71.55	73.95	68.14
CH/SE spread, $/cwt.	$24.35	$12.29	$25.30*	$26.71
Prime/CH spread, $/cwt	$37.58	$21.19	$30.54	$53.88
CAB spread, $/cwt.	$6.30	$4.90	$5.83	$10.61
Plant Average YG 4&5, %	10.27	12.23	17.63	12.35
% steers	46.29	43.64	49.02	37.93
% black hided	76.82	74.38	75.76	72.13
Apparent Avg Daily Gain	3.46	3.38	3.51	3.45
In weight	737	732	760	746
Days fed	179	179	171	179
Live weight	1,355	1,336	1,361	1,362
Carcass weight	869	854	872	870
Yield, %	64.13	63.88	64.07	63.87
Prime, %	7.14	6.22	6.54	6.69
Choice & Prime, %	85.32	85.12	86.81	83.98
CAB, %	26.49	26.11	26.44	23.21
CHBP, %	0.53	0.63	0.53	0.61
BCPR, %	19.39	18.16	19.82	20.20
Yield Grade 1&2, %	43.13	48.10	42.18	47.12
Yield Grade 3, %	41.78	39.60	41.63	38.33
Yield Grade 4&5, %	15.09	12.30	16.19	14.55
Average backfat, inches	0.63	0.58	0.64*	0.63
Actual – Required REA, sq.in.	0.76	0.76	0.69	1.02
Total Heavyweight, %	3.43	2.96	3.67	5.01
Total Condemned liver, %	18.57	20.33	20.04	19.76
Open Abscessed liver, %	3.38	3.21	3.16	2.90
QG premium/head	$72.86*	$34.32	$55.92	$85.74
Yield benefit/head	$21.68	$14.19	$18.02	$14.79
Yield Grade premium/head	-$2.93	+$3.15	+$5.46	+$0.87
Outweight discount/head	-$2.36	-$2.18	-$2.27	-$3.85
Steer premium/head	$6.28	$5.76	$6.81*	$5.13
Subtotal premium/head	**$95.53***	**$55.24**	**$83.94**	**$102.68**
Natural premium/head	$0.61	$0.46	$1.02	$0.88
Total premium/head	**$96.14***	**$55.70**	**$84.96**	**$103.56**
Top 25% premium/head	$160.60*	$102.82	$142.82	$183.13

* = record high/large

11

Iowa Grid Performance

Grid performance for USPB cattle delivered to the Tama, Iowa, plant is summarized in Table 2.

Premiums on the Iowa grid cannot be compared directly to those from the Kansas grid. Only black-hided cattle are harvested at the Tama plant. The Iowa grid compares back to a dressed delivered price in Iowa/Minnesota instead of a live price at the feedyard on the Kansas grid. Therefore, the Iowa grid does not have a “yield benefit” like the Kansas grid. Instead, the benefit of the “formula allowance,” which is added to the USDA dressed delivered price is listed.

There are also other differences in the structure of the two grids. These are different cattle, harvested at a different plant in a different region on a different grid.

Cattle-on-feed numbers in the Corn Belt decreased relative to the rest of the industry this spring. As a result, cash market prices in the Iowa/Minnesota region were the highest in the country, according to USDA reports. During the third quarter, the Iowa base carcass price averaged $12.44 per cwt higher than the Kansas grid. This allowed some USPB producers, who traditionally shipped to Kansas plants, to deliver cattle to Iowa — even if total freight costs were a little higher. As a result, a record large number of USPB cattle were delivered to Tama during the third quarter.

Currently, the spread between the Corn Belt and Kansas markets has narrowed, but a small, consistent advantage of around $4 per cwt still falls in favor of the Iowa market. With a shortage of USPB Kansas delivery rights, some producers are looking at the USPB grid at Tama as a second option. Lately, the availability of Iowa delivery rights has been good. There are several differences to consider between the two USPB grids.

During the third quarter, quality grading of USPB cattle was down slightly. The percentage of CAB carcasses was the lowest in the 11 quarters the grid has been offered. Prime percentage was the second lowest. Yet, with the strong premiums in the marketplace, quality grade premium per head (shown in Figure 7) was the second highest, second to the fourth quarter of last year when cattle graded better and premiums were very strong.

12

USPB cattle in Iowa were fatter during the third quarter and had the highest Yield Grade 4 & 5 percentage. This was likely related to the incentive to feed cattle to a fatter endpoint to improve quality grade when premiums are high. Iowa grid plant averages also increased, but to a lesser extent. As a result, there was a discount for yield grade.

Like Kansas, Iowa cattle had lighter in-weights and more days on feed. However, live and carcass weights were each only one pound lighter than a year ago.

Total premium, shown in Figure 8, was $65.08 per head more than selling on the cash, dressed delivered market in the Iowa/Minnesota region as reported by USDA. This was nearly $25 more than the previous quarter and almost $12 more than a year ago. The top 25% received an impressive $144.33 premium, which was the second largest.

Weights are up so far during the fourth quarter and so are Yield Grade 4 & 5 percentages. The plant average has also increased and yield grade discount is up only slightly compared to the previous two quarters.

Quality rewards have set new weekly records for Prime and CAB premiums. The Choice/Select spread also continues to increase. This has likely encouraged feeders to add days on feed to maximize marbling.

As a result, Prime percentage has rebounded significantly during the fourth quarter to-date. The CAB percentage has decreased. However, plant average has done the same. Both may be due, in part, to more carcasses being disqualified from the CAB program for too much backfat or too large carcass weights.

13

If you have black-hided cattle you would like to deliver to the National Beef plant in Tama, Iowa, or if you have questions about this grid, please call 866-877-2525.

Financial Results

USPB closed its books for the third quarter of fiscal year 2022 and has filed the results with the Securities and Exchange Commission. For the quarter, which ended Sept. 24, 2022, USPB recorded net income of $43.1 million compared to net income of $121.0 million in the same period the prior year, a decrease of approximately $77.9 million.

Year-to-date, USPB recorded net income of $154.9 million compared to net income of $258.5 million in the same period in the prior year, a decrease of approximately $103.6 million. The year-over-year decrease was the result of lower net income at National Beef Packing Company, LLC (National Beef).

For the third quarter, National Beef recorded net income of $296.3 million, a decrease of $523.0 million compared to the same period a year ago. Through the end of September, National Beef realized net income of $1,063.8 million, a decrease of $682.7 million from the prior year. Lower per unit beef processing margins, along with a decrease in volume, led to a decrease in overall profitability in the 2022 period, as compared to the 2021 period.

USPB paid a tax distribution of $9.2 million, or $12.18 per combined unit, in quarter three. Year-to-date, USPB has paid tax and discretionary distributions totaling $194.4 million, or $258.12 per combined unit.

During the first three quarters of 2022, USPB producers delivered 671,528 head to National Beef. The average gross premiums for all of the cattle delivered was $68.84 per head, with the top 25% and 50% receiving premiums of $128.45 and $103.57, respectively.

USPB’s unique advantage continues to be the superior quality cattle delivered by our producers, which enables National Beef to generate more value from the cattle we deliver and provides more opportunities in the consumer marketplace.

14

Young Producers Council Meets in Dodge City

The fifth Young Producers Council (YPC) class recently met in Dodge City, Kansas, for session one which included a tour of the National Beef slaughter and fabrication plant and for presentations from USPB representatives and a National Beef cattle buyer.

The second session is scheduled this month in Kansas City, Missouri, where members will hear from National Beef and USPB management and tour the National Beef Leathers facility in St. Joseph, Missouri, and the Kansas City Steak Company.

USPB initiated the YPC in 2016 for the purpose of introducing young men and women to USPB.

This program is designed for young men and women who have assumed management positions in beef operations affiliated with USPB.

If you have a staff member who may benefit from participation in the YPC, please contact the USPB office or email us at uspb@uspb.com.

USPB Members Awarded at CAB Convention

For the first time since 2019, Certified Angus Beef® (CAB) conducted its annual convention in Phoenix. The previous two conventions were postponed due to COVID-19 restrictions. Many of the attendees included representation from retailers and the hotel, restaurant and institutional trade. All segments of beef producer operations and processing companies were also represented.

Several USPB members and associates were acknowledged with recognition at the convention. USPB Qualified Custom Feedlot member, Triangle H Feedyard of Garden City, Kansas, received the Feedyard Commitment to Excellence award. USPB Qualified Seedstock Supplier (QSS) member, Larson Angus Ranch of Sharon Springs, Kansas, received the Seedstock Commitment to Excellence award.

QSS member Dalebanks Angus Ranch of Eureka, Kansas, was acknowledged as the 2020 winner of this award. USPB Associate, Blythe Family Farms of White City, Kansas, was recognized with the Progressive Partner award. USPB received this award in 2021.

National Beef was recognized as the Packer Marketer of the Year. National Beef’s Dodge City plant was recognized as the Fabricator Top Volume recipient, while the Liberal plant received the third-place award.

National Beef was also announced as the third-place winner in International Packer Sales.

CAB Modifies HCW Specification

The Certified Angus Beef® (CAB) program has modified the specification for maximum hot carcass weight (HCW) to 1,100 pounds. This change went into effect Oct. 31. The previous weight specification was 1,050 pounds or less.

Ribeye specifications will not change. Carcasses must still have a ribeye area (REA) between 10 and 16 square inches. By comparison, the yield grade equation’s required REA for a 1,050-pound carcass is 16.4 square inches to be considered normal, or average, muscling. A carcass weighing 1,100 requires a 17.0 REA.

To understand how this change may affect the number of CAB-eligible carcasses, consider these statistics from the USPB individual animal database: During fiscal year 2021, 18.9% of the black-hided carcasses with HCW of 1,051 to 1,100 pounds likely would have met CAB’s specifications for REA, marbling score and backfat.

These carcasses were previously ineligible for CAB due to their HCW. However, during that same period, only about 3% of all USPB carcasses were in this weight range. Therefore, the percentage of USPB cattle delivered to Kansas plants that qualified for CAB in fiscal year 2021 would likely have increased by just 0.35 percentage points.

Bottom line: Modifying the CAB HCW specification is a positive change that will allow a few more carcasses to be eligible for the brand. That means some increase in premiums on the USPB grid. It also allows National Beef to sell more total pounds of CAB product. However, don’t expect drastic changes.

15

Attend USPB Fiscal Year 2022 Annual Meeting

USPB will host the Fiscal Year 2022 Annual Meeting on Wednesday, March 15, 2023. Please join us in Dodge City, Kansas, at the United Wireless Arena & Boot Hill Casino & Resort Conference Center. Attendees will hear from National Beef and USPB representatives. Hotel, registration and additional information will be distributed in early January.

Three positions on the USPB Board of Directors are up for election. John Freund, Lewis, Iowa; Mark Gardiner, Ashland, Kansas; and Joe Morgan, Garden City, Kansas, currently hold these positions. All three have indicated their desire to run for re-election. Unitholders with an interest in becoming a candidate for the USPB Board should contact the USPB headquarters.

Applications for interested candidates need to be submitted to the USPB Nominating Committee by December 15, 2022.

Holiday Shopping at Kansas City Steak Company

This season, it is possible to complete holiday shopping and make a great impression with family, friends and business associates! The Kansas City Steak Company makes gift giving easy.

Due to your affiliation with USPB, you are entitled to a 15% discount on any order. Use code LOVEBEEF when completing your order online or over the phone to receive the discount. Order at kansascitysteaks.com or by calling 888-KCSTEAK.

Did You Know...

•	USPB has a Transfer on Death (TOD) form. This can be used in conjunction with your existing estate planning documents. Please call our office for more information.
•	Delivery year 2022 concludes December 31, 2022. December 20 is the deadline to schedule cattle for the final week of the delivery year. The first day of Delivery Year 2023 is January 1, 2023. Cattle deliveries will start January 3. All National Beef plants will be closed for the holidays on December 26 and January 2.
•	If you have delivery rights you will not be using, please call our office at your earliest convenience for options on using your unused delivery rights. The current lease rate for delivery year 2022 is $9 per delivery right.
•	If your contact information changes, please notify USPB to update your membership file.

16

Upcoming Sales

Looking to enhance herd genetics? Check out sale dates for USPB’s Qualified Seedstock Suppliers.

November 19, 2022 — Dalebanks Angus Inc., Eureka, KS

2023

January 23 — Gardiner Angus Ranch, Ashland, KS

February 3 — Cow Camp Ranch, LLC, Lost Springs, KS

February 16 — Mogck & Sons Angus of Olivet, Olivet, SD

February 19 — Bruning Farms, Bruning, NE

February 24 — RS Angus, Dodge City, KS

March 1 — CB Farms, Preston, KS

March 2 — Larson Angus Ranch, Sharon Springs, KS

March 4 — Thorstenson Gelbvieh & Angus, Selby, SD

March 6 — Lyons Ranch, Manhattan, KS

March 14 — Bar Arrow Cattle Co., Phillipsburg, KS

March 17 — Marshall & Fenner, Malta Bend, MO

March 17 — Rishel Angus, North Platte, NE

March 18 — Molitor Angus Ranch, Zenda, KS

March 19 — Briarwood Farms, Butler, MO

March 25 — Sandhill Farms, Haviland, KS

March 27 — Oleen Brothers, Dwight, KS

March 28 — Ferguson Angus, Agra, KS

April 1 — Gardiner Angus Ranch, Ashland, KS

April 8 — Fink Beef Genetics, Randolph, KS

May 1 — Gardiner Angus Ranch, Ashland, KS

Private Treaty

Blair Brothers Angus, Sturgis, SD

Crawford Angus, Adair, IA

Harms Plainview Ranch, Lincolnville, KS

Heartland Simmental & Angus, New Hampton, IA

McCurry Bros. Angus, Sedgwick, KS

For more information and links to sale details, visit www.uspremiumbeef.com.

17

Contact

U.S. Premium Beef Headquarters

P.O. Box 20103

Kansas City, MO 64195

Phone: 866-877-2525

www.uspremiumbeef.com

uspb@uspb.com

Our Mission: “To increase the quality of beef and long-term profitability of cattle producers by creating a fully integrated producer-owned beef processing system that is a global supplier of high quality value-added beef products responsive to consumer desires.”

Staff

Stan Linville, Chief Executive Officer

Scott Miller, Chief Financial Officer

Danielle Imel, Sr. Vice President,

Treasurer

Tracy Thomas, Vice President,

Marketing

Brian Bertelsen, Vice President,

Field Operations

Lisa Phillips, Director of Operations

Marva Weir, Administrative Assistant

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

18